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                            SCHEDULE 14A INFORMATION

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                         HEALTHDYNE TECHNOLOGIES, INC.
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                (Name of Registrant as Specified In Its Charter)

                             INVACARE CORPORATION
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NEWS RELEASE                               [MACKENZIE PARTNERS, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

Contact: Mark H. Harnett
         MacKenzie Partners, Inc.
         (212) 929-5877

                 INVACARE CHALLENGES HEALTHDYNE  TECHNOLOGIES TO
          CONDUCT REAL AUCTION AND ANNOUNCE DEAL BEFORE JULY 30 MEETING; INVACARE APPEALING COURT'S DECISION IN LITIGATION OVER HEALTHDYNE POISON PILL

    Elyria, Ohio -- (July 7, 1997) -- Invacare Corporation (NASDAQ/NMS:IVCR) issued the following statement regarding the announcement made earlier today by Healthdyne Technologies, Inc. (NASDAQ/NMS:HDTC) that the company hoped to announce a "value enhancing transaction" in the next several weeks.

    A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare, stated, "We are very skeptical that any deal is imminent between Healthdyne and a third party acquirer. We suspect this is a ruse designed merely to persuade shareholders to re-elect the incumbent board, which has said for more than six months that the company is not for sale."

    Mr. Mixon added, "Healthdyne has left unanswered the fundamental question as to whether this value enhancing transaction' is a sale or some lesser transaction designed solely to evade shareholder criticism. Remember, only one week ago, in their letter to shareholders, the company wrote that they have only just begun the process' of exploring alternatives. How can they now expect shareholders to believe that action is imminent? In our view, it is most likely that nothing at all will be unveiled by this board prior to the July 30 meeting."

    "Shareholders should carefully consider, as the meeting date nears, whether our nominees commitment to conduct a prompt auction is worth more than Healthdyne's vague promises - especially given the company's history of disappointing forecasts and the board's failure after more than one-half year to sell the company. We doubt that the much awaited second quarter results, which Healthdyne continues to boast about without having released the details, will have any material impact on the auction process. All bidders, including Invacare, have known about their much touted trends for months. Shareholders will get the full benefits in a real auction where all parties have access to the same financial information."

    "Shareholders should also not be fooled by Healthdyne's false assertion that our nominees will rig the auction in Invacare's favor. These nominees fully recognize their fiduciary duty to all shareholders. The nominees on the Gold Proxy are the only nominees who have been willing to commit to a fair auction process in which all parties that have expressed an interest in acquiring Healthdyne will be asked by the new Board to put their best bids on the table."

    Invacare also announced that it is appealing the district court's July 3rd decision in the litigation against Healthdyne, that it would not enter a preliminary injunction against the "dead-hand" provisions of Healthdyne's poison pill and that Invacare's proposal to amend Healthdyne's by-laws to require immediate removal of the "dead-hand" provisions, if adopted by the shareholders at the upcoming July 30 Annual Meeting, will not be legally binding on Healthdyne's Board of Directors under Georgia law.

    Mr. Mixon commented, "We are, of course, disappointed at the court's rulings, and are confident that the appellate court will see things differently."

                                      - more  -

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Invacare Corporation
Page 2
July 7, 1997

    Invacare's wholly owned subsidiary I.H.H. Corp. is making a tender offer for all outstanding shares of Healthdyne common stock at a price of $15 per share. The offer represents a premium of approximately 70% over Healthdyne's $8.88 stock price on the trading day before Invacare made its initial acquisition proposal. The tender offer is currently scheduled to expire at 6:00 p.m., New York City time, on Friday, August 1, 1997, unless further extended in the manner described in the Offer to Purchase dated January 27, 1997 and the Supplements thereto dated April 4, 1997 and June 6, 1997.

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